Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of February 24, 2006 (this “Amendment”), to the RIGHTS AGREEMENT, dated as of October 1, 2001 between TRANSWITCH CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (formerly known as Equiserve Trust Company, N.A as Rights Agent (the “Rights Agreement”). All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement. Unless otherwise specified herein, all section references made herein are references to sections in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, on October 1, 2001, the Company adopted and executed the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may cause the Rights Agreement to be amended at any time prior to the Distribution Date without the approval of any holders of certificates representing Rights;

WHEREAS, as of the date of this Amendment, the Distribution Date has not occurred;

WHEREAS, on February 10, 2006, the Board of Directors of the Company (the “Board”) authorized and approved a financing transaction with certain investors, including Herbert Chen, singly or jointly with Lattanzio Chen Partners, LP and or Lattanzio Chen Management, LLC, or others of his affiliates (collectively “Chen”), pursuant to which the Company may sell up to $25,000,000 worth of shares of common stock of the Company, par value per share of $0.001 (the “Shares”) or such other amount as approved by the Pricing Committee of the Board of Directors of the Corporation (the “Financing Transaction”);

WHEREAS, the purchase by Chen of certain of the Shares may render Chen an “Acquiring Person” under the Rights Agreement;

WHEREAS, in anticipation of and in connection with the execution and delivery of a subscription agreement by and between the Company and Chen in connection with the Financing Transaction (the “Subscription Agreement”) and the consummation of the Financing Transaction, on September 24, 2005, the Board authorized and approved an amendment of the Rights Agreement for the express purpose of rendering the Rights Agreement inapplicable to Chen and to the Subscription Agreement, the issuance of the Shares and each of the other transactions contemplated by the Financing Transaction;

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Notwithstanding anything to the contrary in the Rights Agreement, the Rights Agreement shall not apply to, and neither Chen nor its Subsidiaries, Affiliates or Associates will become an Acquiring Person upon, and no Distribution Date, Shares Acquisition Date or Business Combination will occur as a result of, (i) the approval, execution, delivery, consummation or performance of the Subscription Agreement, or any other document or instrument contemplated by the Financing Transaction; or (ii) the announcement or consummation of the Financing Transaction.

2. The first sentence of the definition of “Acquiring Person” set forth in Section 1(a) is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, or any 2006 Special Exempt Person (as such term is hereinafter defined).

3. A new definition is hereby added to Section 1, which new definition shall read in its entirety as follows:

“2006 Special Exempt Person” shall mean collectively, (i) Herbert Chen, (ii) Lattanzio Chen Partners, LP, (iii) Lattanzio Chen Management, LLC (collectively, “Chen”) (ii) any Subsidiaries, Affiliates or Associates of Chen, and (iii) any Persons to whom shares of Common Stock of the Company are attributed due to their relationship with any Person described in the immediately preceding clauses (i) or (ii) (but only to the extent of such attribution); PROVIDED, HOWEVER, that each such Person shall cease to be a 2006 Special Exempt Persons ten (10) business days from February 24, 2006.

4. Section 3(a) is hereby amended by deleting the first sentence thereof and replacing it in its entirety as follows:

“(a) Until the earlier of (i) the Close of Business on the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence, a tender or exchange offer the consummation of which would result in any Person other than a 2006

Special Exempt Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares (such date being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

5. Section 21 is hereby amended by adding the following after the end of the first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company”

6. Section 26 is hereby amended by adding by changing contact information for Computershare from 150 Royall Street to the following:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

7. A new Section 35 is hereby added as follows:

“Force Majeure” - “Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

8. Except as amended hereby, the Rights Agreement shall continue in full force and effect.

9. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Amendment, regardless of the law that might be applied under principles of conflicts of laws.

10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed and attested, all as of the day and year first above written.

TRANSWITCH CORPORATION

By:	/s/ Peter J. Tallian
Name:	Peter J. Tallian
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Attest: /s/  Scott T. Willey

COMPUTERSHARE TRUST COMPANY N.A.

By:	/s/ Tyler Haynes
Name:	Tyler Haynes
Title:	Managing Director

Attest: /s/ Paula Gill

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